                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                    ---------------------------------------------

                                     SCHEDULE 13G

                                    (RULE 13d-102)

               INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                                 PURSUANT TO 13d-2(b)

                                 (AMENDMENT NO. 1)(1)


                             CORSAIR COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)



                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)



                                      0002204061
--------------------------------------------------------------------------------
                                    (CUSIP Number)



                                       N/A
--------------------------------------------------------------------------------
            (Date of Event which Requires filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                             / / Rule 13d-1(b)

                             / / Rule 13d-1(c)

                             /X/ Rule 13d-1(d)



                            (Continued on following pages)
                                 (Page 1 of 20 Pages)



---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP NO. 0002204061                  13G                   Page 2 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KLEINER PERKINS CAUFIELD & BYERS VII, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VII")
             94-3201863
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER
                                                                             0
    NUMBER OF        -----------------------------------------------------------
      SHARES           6    SHARED VOTING POWER
   BENEFICIALLY                                                      1,125,998
     OWNED BY        -----------------------------------------------------------
      EACH             7    SOLE DISPOSITIVE POWER
    REPORTING                                                                0
   PERSON WITH       -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                                                                     1,125,998
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                             1,125,998
-------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 3 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KPCB VII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP
             ("KPCB VII ASSOCIATES")
             94-3203783
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                             0
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are held directly by
    NUMBER OF                  KPCB Information Sciences Zaibatsu
     SHARES                    Fund II, L.P., a California limited
  BENEFICIALLY                 partnership ("KPCB ZF II"). KPCB VII
   OWNED BY                    Associates is the general partner of
     EACH                      KPCB VII and KPCB ZF II.
    REPORTING        ----------------------------------------------------------
  PERSON WITH             7    SOLE DISPOSITIVE POWER                        0
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are held directly by
                               KPCB ZF II. KPCB VII Associates is the
                               general partner of KPCB VII and KPCB
                               ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING        1,135,236
        PERSON
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            / /
          CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 4 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BROOK H. BYERS
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               15,887 shares of which 12,097 shares are held
                               directly by Mr. Byers and 3,790 shares are held
                               by trusts of which Mr. Byers is the trustee. Mr.
                               Byers disclaims beneficial ownership of shares
                               held by the trusts.
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998 shares are
                               directly held by KPCB VII, 9,238 shares are
                               directly held by KPCB ZF II. KPCB VII
     NUMBER OF                 Associates, L.P. a California limited
      SHARES                   partnership ("KPCB VII Associates") is the
    BENEFICIALLY               general partner of KPCB VII and KPCB ZF II.
     OWNED BY                  Mr. Byers is a general partner of KPCB VII
       EACH                    Associates. Mr. Byers disclaims beneficial
     REPORTING                 ownership of the shares held directly by
    PERSON WITH                KPCB VII and KPCB ZF II.
                     ----------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER
                               15,887 shares of which 12,097 shares are held
                               directly by Mr. Byers and 3,790 shares are held
                               by trusts of which Mr. Byers is the trustee. Mr.
                               Byers disclaims beneficial ownership of shares
                               held by the trusts.
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998 shares are
                               directly held by KPCB VII, 9,238 shares are
                               directly held by KPCB ZF II. KPCB VII
                               Associates, L.P. a California limited
                               partnership ("KPCB VII Associates") is the
                               general partner of KPCB VII and KPCB ZF II.
                               Mr. Byers is a general partner of KPCB VII
                               Associates. Mr. Byers disclaims beneficial
                               ownership of the shares held directly by
                               KPCB VII and KPCB ZF II.
-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,151,123
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 5 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             KEVIN R. COMPTON
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                         14,503
                               (including options exercisable within 60
                               days for 4,375 shares)
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998 shares
                               are directly held by KPCB VII and 9,238
                               shares are directly held by KPCB ZF II.
     NUMBER OF                 KPCB VII Associates is the general partner
      SHARES                   of KPCB VII and KPCB ZF II. Mr. Compton
   BENEFICIALLY                is a general partner of KPCB VII
     OWNED BY                  Associates. Mr. Compton disclaims
       EACH                    beneficial ownership of the shares held
    REPORTING                  directly by KPCB VII Associates and KPCB
   PERSON WITH                 ZF II.
                     ----------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                   14,503
                               (including options exercisable within 60
                               days for 4,3875 shares)
                     ----------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998 shares
                               are directly held by KPCB VII and 9,238
                               shares are directly held by KPCB ZF II.
                               KPCB VII Associates is the general partner
                               of KPCB VII and KPCB ZF II. Mr. Compton
                               is a general partner of KPCB VII
                               Associates. Mr. Compton disclaims
                               beneficial ownership of the shares held
                               directly by KPCB VII Associates and KPCB ZF.
-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                  1,149,739
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES              / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    6.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 6 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             L. JOHN DOERR
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               14,023 shares of which 12,455 shares are held
                               directly by Mr. Doerr and 1,568 shares are held
                               by a trust of which Mr. Doerr is the trustee.
                               Mr. Doerr disclaims beneficial ownership of the
                               shares held by the trust.
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998 shares are
                               directly held by KPCB VII and 9,238 shares are
                               directly held by KPCB ZF II. KPCB VII Associates
                               is the general partner of KPCB VII and KPCB ZF
   NUMBER OF                   II. Mr. Doerr is a general partner of KPCB VII.
     SHARES                    Mr. Doerr disclaims beneficial ownership of the
  BENEFICIALLY                 shares held directly by KPCB VII Associates and
  OWNED BY EACH                KPCB ZF II.
   REPORTING         ----------------------------------------------------------
  PERSON WITH             7    SOLE DISPOSITIVE POWER
                               14,023 shares of which 12,455 shares are held
                               directly by Mr. Doerr and 1,568 shares are held
                               by a trust of which Mr. Doerr is the trustee.
                               Mr. Doerr disclaims beneficial ownership of the
                               shares held by the trust.
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998 shares are
                               directly held by KPCB VII and 9,238 shares are
                               directly held by KPCB ZF II. KPCB VII
                               Associates is the general partner of KPCB VII
                               and KPCB ZF II. Mr. Doerr is a general partner
                               of KPCB VII. Mr. Doerr disclaims beneficial
                               ownership of the shares held directly by KPCB
                               VII Associates and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                   1,149,259
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES               / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                    6.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 7 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             WILLIAM R. HEARST III
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER                            0
                     ----------------------------------------------------------
                           6    SHARED VOTING POWER
                                1,135,236 shares of which 1,125,998
                                shares are directly held by KPCB VII
                                and 9,238 shares are directly held by
     NUMBER OF                  KPCB ZF II. KPCB VII Associates is
      SHARES                    the general partner of KPCB VII and
   BENEFICIALLY                 KPCB ZF II. Mr. Hearst is a general
     OWNED BY                   partner of KPCB VII Associates. Mr.
       EACH                     Hearst disclaims beneficial ownership
     REPORTING                  of the shares held directly by KPCB
    PERSON WITH                 VII Associates and KPCB ZF II.
                     ----------------------------------------------------------
                          7     SOLE DISPOSITIVE POWER                       0
                     ----------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                1,135,236 shares of which 1,125,998
                                shares are directly held by KPCB VII
                                and 9,238 shares are directly held by
                                KPCB ZF II. KPCB VII Associates is
                                the general partner of KPCB VII and
                                KPCB ZF II. Mr. Hearst is a general
                                partner of KPCB VII Associates. Mr.
                                Hearst disclaims beneficial ownership
                                of the shares held directly by KPCB
                                VII Associates and KPCB ZF II.
-------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,135,236
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 8 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             VINOD KHOSLA
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                            0
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
    NUMBER OF                  the general partner of KPCB VII and
      SHARES                   KPCB ZF II. Mr. Khosla is a general
   BENEFICIALLY                partner of KPCB VII Associates. Mr.
    OWNED BY                   Khosla disclaims beneficial ownership
       EACH                    of the shares held directly by KPCB
    REPORTING                  VII Associates and KPCB ZF II.
   PERSON WITH       ----------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                       0
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II.  KPCB VII Associates is
                               the general partner of KPCB VII and
                               KPCB ZF II. Mr. Khosla is a general
                               partner of KPCB VII Associates. Mr.
                               Khosla disclaims beneficial ownership
                               of the shares held directly by KPCB
                               VII Associates and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,135,236
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                  Page 9 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JOSEPH LACOB
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                       12,383
                      ---------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII,
                               9,238 shares are directly held by KPCB
                               ZF II. KPCB VII Associates is the
                               general partner of KPCB VII and KPCB
    NUMBER OF                  ZF II. Mr. Lacob is a general partner
      SHARES                   of KPCB VII Associates. Mr. Lacob
   BENEFICIALLY                disclaims beneficial ownership of
    OWNED BY                   the shares held directly by KPCB VII
      EACH                     Associates, KPCB ZF II.
    REPORTING         ---------------------------------------------------------
   PERSON WITH            7    SOLE DISPOSITIVE POWER                  12,383
                      ---------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII,
                               9,238 shares are directly held by KPCB
                               ZF II. KPCB VII Associates is the
                               general partner of KPCB VII and KPCB
                               ZF II. Mr. Lacob is a general partner
                               of KPCB VII Associates. Mr. Lacob
                               disclaims beneficial ownership of the
                               shares held directly by KPCB VII
                               Associates, KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,135,236
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                  Page 10 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             BERNARD LACROUTE
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                            0
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII.
                               KPCB VII Associates is the general
                               partner of KPCB VII and KPCB ZF II.
    NUMBER OF                  Mr. Lacroute is a general partner of
      SHARES                   KPCB VII Associates. Mr. Lacroute
   BENEFICIALLY                disclaims beneficial ownership of the
   OWNED BY                    shares held directly by KPCB VII and
      EACH                     KPCB ZF II.
    REPORTING        ----------------------------------------------------------
   PERSON WITH            7    SOLE DISPOSITIVE POWER                       0
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,326 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
                               the general partner of KPCB VII and
                               KPCB ZF II. Mr. Lacroute is a general
                               partner of KPCB VII Associates. Mr.
                               Lacroute disclaims beneficial
                               ownership of the shares held directly
                               by KPCB VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,135,236
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                  Page 11 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             JAMES LALLY
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                            0
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II.  KPCB VII Associates is
     NUMBER OF                 the general partner of KPCB VII and
       SHARES                  KPCB ZF II. Mr. Lally is a general
   BENEFICIALLY                partner of KPCB VII Associates. Mr.
      OWNED BY                 Lally disclaims beneficial ownership
        EACH                   of the shares held directly by KPCB
     REPORTING                 VII and KPCB ZF II.
    PERSON WITH      ----------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                       0
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
                               the general partner of KPCB VII and
                               KPCB ZF II.  Mr. Lally is a general
                               partner of KPCB VII Associates. Mr.
                               Lally disclaims beneficial ownership
                               of the shares held directly by KPCB
                               VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,135,236
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 12 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             DOUGLAS J. MACKENZIE
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                        5,239
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
    NUMBER OF                  the general partner of KPCB VII and
      SHARES                   KPCB ZF II. Mr. MacKenzie is a
   BENEFICIALLY                general partner of KPCB VII
     OWNED BY                  Associates. Mr. MacKenzie disclaims
     EACH                      beneficial ownership of the shares
    REPORTING                  held directly by KPCB VII Associates
   PERSON WITH                 and KPCB ZF II.
                     ----------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER                   5,239
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
                               the general partner of KPCB VII and
                               KPCB ZF II. Mr. MacKenzie is a
                               general partner of KPCB VII
                               Associates. Mr. MacKenzie disclaims
                               beneficial ownership of the shares
                               held directly by KPCB VII Associates
                               and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,140,475
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 0002204061                  13G                   Page 13 of 20 Pages
--------------------------------------------------------------------------------
    1   NAME OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. FLOYD KVAMME
--------------------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /  (b) /X/
--------------------------------------------------------------------------------
    3   SEC USE ONLY

--------------------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER                        2,348
                     ----------------------------------------------------------
                          6    SHARED VOTING POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
     NUMBER OF                 the general partner of KPCB VII and
      SHARES                   KPCB ZF II. Mr. Kvamme is a general
   BENEFICIALLY                partner of KPCB VII Associates. Mr.
    OWNED BY                   Kvamme disclaims beneficial ownership
      EACH                     of the shares held directly by KPCB
    REPORTING                  VII and KPCB ZF II.
   PERSON WITH       ----------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER                   2,348
                     ----------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,135,236 shares of which 1,125,998
                               shares are directly held by KPCB VII
                               and 9,238 shares are directly held by
                               KPCB ZF II. KPCB VII Associates is
                               the general partner of KPCB VII and
                               KPCB ZF II. Mr. Kvamme is a general
                               partner of KPCB VII Associates. Mr.
                               Kvamme disclaims beneficial ownership
                               of the shares held directly by KPCB
                               VII and KPCB ZF II.
--------------------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                 1,137,584
        REPORTING PERSON
--------------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             / /
        CERTAIN SHARES*
--------------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  6.3%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*                                          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 14 of 20 Pages

   Item 1(a)   Name of Issuer:

               Corsair Communications, Inc.

   Item 1(b)   Address of Issuer's Principal Executive Offices:

               3408 Hillview Avenue
               Palo Alto, CA 94304



 Item 2(a)-(c) Name, Address and Citizenship of Persons Filing:

               This statement is being filed by KPCB VII Associates, whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VII Associates are set forth on Exhibit B hereto.

               KPCB VII Associates is general partner to KPCB VII and KPCB ZF
               II. With respect to KPCB VII Associates, this statement relates only to KPCB VII Associates. The Shares are held directly by KPCB VII and KPCB ZF II and KPCB VII Associates does not directly or otherwise hold any Shares. Management of the business affairs of KPCB VII Associates including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VII Associates, each of whom disclaims beneficial ownership of the Shares.

   Item 2(d)   Title of Class of Securities:

               Common Stock

   Item 2(e)   CUSIP Number:

               0002204061

    Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               Not Applicable

    Item 4.    Ownership.

               See items 5-11 of cover pages hereto.

    Item 5.    Ownership of Five Percent or Less of a Class.

               Not Applicable

    Item 6.    Ownership of More than Five Percent on Behalf of Another
               Person.

               Under certain circumstances set forth in the limited partnership agreements of KPCB VII, KPCB VII Associates and KPCB ZF II the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of Corsair Communications, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable

                                                            Page 15 of 20 Pages

    Item 8.    Identification and Classification of Members of the Group.

               Not Applicable

    Item 9.    Notice of Dissolution of Group.

               Not Applicable

    Item 10.   Certification.

               Not Applicable

                                                            Page 16 of 20 Pages

                                      SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1999

BROOK H. BYERS                              KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           -----------------------------              -------------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner

                                            KLEINER PERKINS CAUFIELD & BYERS
                                            VII, L.P., A CALIFORNIA LIMITED
                                            PARTNERSHIP

                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       ------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                            Page 17 of 20 Pages

                                    EXHIBIT INDEX

                                                                  Found on
                                                                Sequentially
Exhibit                                                        Numbered Page
-------                                                        --------------
Exhibit A:  Agreement of Joint Filing                                18

Exhibit B:  List of General Partners of KPCB VII Associates          19


                                                            Page 18 of 20 Pages

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 12, 1999, containing the information required by Schedule 13G, for the Shares of Corsair Communications, Inc. held by Kleiner Perkins Caufield & Byers VII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:  February 12, 1999


BROOK H. BYERS                              KPCB VII ASSOCIATES, L.P., A
KEVIN R. COMPTON                            CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
E. FLOYD KVAMME
JOSEPH S. LACOB
BERNARD J. LACROUTE
JAMES P. LALLY
DOUGLAS P. MACKENZIE


Signature:  /s/ Michael S. Curry            Signature:  /s/ Brook H. Byers
           ----------------------------                 -----------------------
            Michael S. Curry                            Brook H. Byers
            Attorney-in-Fact                            A General Partner



                                            KLEINER PERKINS CAUFIELD &
                                            BYERS VII, L.P., A CALIFORNIA
                                            LIMITED PARTNERSHIP

                                            By KPCB VII Associates, L.P., a
                                            California Limited Partnership,
                                            its General Partner


                                            Signature:  /s/ Brook H. Byers
                                                       ------------------------
                                                        Brook H. Byers
                                                        A General Partner

                                                            Page 19 of 20 Pages

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                KPCB VII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

     Set forth below, with respect to each general partner of KPCB VII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

2.   (a)    Kevin R. Compton
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

3.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

4.   (a)    William R. Hearst III
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

5.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

6.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

7.   (a)    Joseph S. Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

8.   (a)    Bernard J. Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

                                                            Page 20 of 20 Pages

9.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen

10.  (a)    Douglas P. MacKenzie
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA 94025
     (c)    United States Citizen